Exhibit 99.1

Contact: Laura Ruiz Danielle Paquette	804.788.6005 804.788.6045

Albemarle Announces Record First-Quarter 2005 Results

•	Net Sales for the quarter were $510 million and represented an all time record for the Company

•	Net Income, excluding specials, increased 53 percent over first-quarter 2004, resulting in 54 cents per share for the current quarter

RICHMOND, Va., April 26 — Albemarle Corporation (NYSE: ALB) reported first-quarter 2005 net income, excluding special items, of $25.2 million, or 54 cents per share, which was 53 percent higher than first-quarter 2004, due to strong performance in each of the Company’s three business segments. The Company reported record net sales of $510 million, up $188 million compared to 2004, due in large part to the July 2004 acquisition of the Akzo Nobel refinery catalysts business.

Including special items, net income for first-quarter 2005 was $24.3 million or 52 cents per share. Special items for the quarter totaled $0.9 million, or two cents per share, related to the write-off of deferred financing costs associated with the refinery catalysts acquisition. In the comparable period last year, net income was $13.6 million, or 32 cents per share, including $2.9 million in special items related to a workforce reduction in conjunction with the exit from the zeolites business.

Earnings per share were based on 46,885,000 fully diluted average shares outstanding, up from 42,200,000 for the corresponding period in 2004, due mainly to the Company’s January 2005 public offering of common stock totaling 4,573,000 shares.

Selected data related to net income, special items and related per share amounts for the first quarters ended March 31, 2005 and 2004 are shown in the Additional Information section below.

Quarterly Segment Results

Polymer Additives segment net sales were $198.1 million, up $25.4 million versus 2004. This represents the ninth-straight quarter of record sales and can be attributed to continued

improvement in pricing across the segment. Polymer Additives operating profit, including joint ventures (segment income), improved 16.9 percent to $23.8 million as pricing gains outpaced the continued rise in raw material costs.

Catalysts segment net sales were $172.8 million, up $149.9 million versus first-quarter 2004, due mainly to the addition of the refinery catalyst business and strong sales of hydroprocessing catalysts. Polyolefin catalysts also posted strong volumes for the quarter due to increased demand for our products. Catalysts segment income for first-quarter 2005 amounted to $25.1 million, up $22.3 million from last year, driven by hydroprocessing catalyst shipments, good cost management and solid contribution from joint ventures.

Fine Chemicals segment net sales were $139.0 million, up $12.6 million versus last year, driven by improved pricing and demand in bromine and derivatives and improved product mix in Fine Chemistry Services. Fine Chemicals segment income was $11.6 million, up $7.8 million compared to first-quarter 2004, which included a $4.5 million charge associated with the exit from the zeolite business. In addition to higher prices and favorable product mix, the Company’s Jordan bromine joint venture contributed positive earnings that helped to offset continued pressure from higher raw material costs.

During the quarter, interest and financing expenses increased $8.7 million versus 2004, including a $1.4 million special charge for the write-off of unamortized bridge loan fees incurred in connection with the acquisition of the refinery catalysts business. The corporate effective income tax rate for first-quarter 2005 amounted to 31.4%, up from first-quarter 2004 due largely to geographical income mix.

Commentary

Commenting on first-quarter 2005 results, Mark C. Rohr, President and CEO of Albemarle Corporation said, “We are obviously very pleased with our results this quarter. Catalysts operating results were significantly higher than anticipated, driven by strong demand for hydroprocessing catalysts, excellent pricing momentum and cost synergies. Our Fine Chemicals turnaround plan is paying off with higher value products in our portfolio. We now have 96 new products in our pharmaceutical-related pipeline with an additional 45 non-pharmaceutical products. Polymer Additives continues its record net sales growth for yet another quarter.

We realized the results of exceptional pricing execution across our business segments, offsetting over $20 million of raw material and energy cost increases in Polymer Additives and Fine Chemicals. During the quarter we announced further price increases for key flame retardant products, which become effective April 1, 2005. In addition, we announced a 9 percent worldwide price increase for fluid catalytic cracking (FCC) catalysts. Continued growth in demand should allow us to further support margin improvement in 2005.”

Earnings Call

The Company’s performance for the first quarter ended March 31, 2005 will be discussed on a conference call at 1:00 PM Eastern Daylight Time on April 26, 2005, which can be accessed through Albemarle’s website under Investor Information at www.albemarle.com.

Albemarle Corporation, headquartered in Richmond, Virginia, is a leading global developer, manufacturer and marketer of highly-engineered specialty chemicals for consumer electronics; petroleum and petrochemical processing; transportation and industrial products; pharmaceuticals; agricultural products; construction and packaging materials. The Company operates in three business segments, Polymer Additives, Catalysts and Fine Chemicals, and serves customers in approximately 100 countries.

Forward-Looking Statement

Some of the information presented in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe our expectations as reflected are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially. Factors that could cause actual results to differ from expectations include, without limitation: the inability to pass through increases in costs and expenses for raw materials and energy; competition from other manufacturers; changes in demand for our products; the gain or loss of significant customers; fluctuations in foreign currencies; increased government regulation of our operations or our products; and the integration of the Akzo Nobel Refinery Catalysts business or future acquisitions into our operations. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our Form 10-K, filed March 14, 2005.

Albemarle Corporation and Subsidiaries

Condensed Consolidated Statements of Income

(In Thousands of Dollars, Except Share and Per-Share Amounts) (Unaudited)

	First Quarter Ended March 31,
	2005		2004
Net sales	$509,965		$322,009
Cost of goods sold	402,643	(a)	261,225 (a)

Gross profit	107,322		60,784
Selling, general and administrative expenses	57,026		30,354
Research and development expenses	10,980		4,579
Reduction in force adjustments	—		4,507 (b)

Operating profit	39,316		21,344
Interest and financing expenses	(10,253	)(c)	(1,559)
Equity in net income (losses) of unconsolidated investments	7,392		(13)
Other (expense), net including minority interest	(996)		(1,070)

Income before income taxes	35,459		18,702
Income taxes	11,140		5,095

Net income	$24,319		$13,607

Basic earnings per share:
Net income	$0.53		$0.33

Shares used to compute basic earnings per share	45,538		41,365

Diluted earnings per share:
Net income	$0.52		$0.32

Shares used to compute diluted earnings per share	46,885		42,200

See accompanying notes to the condensed consolidated financial statements following the balance sheets.

Albemarle Corporation

Consolidated Summary of Segment Results (d)

(In Thousands of Dollars) (Unaudited)

Three Months Ended March 31, 2005	Polymer Additives	Catalysts	Fine Chemicals	Unallocated	Total
Net sales	$198,102	$172,824	$139,039	—	$509,965

Operating profit (a)	$22,018	$20,589	$10,344	$(13,635)	$39,316
Equity in net income (losses) of unconsolidated investments	1,780	4,470	1,206	(64)	7,392

Segment income (loss)	$23,798	$25,059	$11,550	$(13,699)	46,708

Interest and financing expenses (c)					(10,253)
Other (expense), net including minority interest					(996)

Income before income taxes					$35,459

Three Months Ended March 31, 2004	Polymer Additives	Catalysts	Fine Chemicals	Unallocated	Total
Net sales	$172,662	$22,877	$126,470	—	$322,009

Operating profit (a,b)	$18,859	$2,639	$5,136	$(5,290)	$21,344
Equity in net income (losses) of unconsolidated investments	1,502	76	(1,417)	(174)	(13)

Segment income (loss)	$20,361	$2,715	$3,719	$(5,464)	21,331

Interest and financing expenses					(1,559)
Other (expense), net including minority interest					(1,070)

Income before income taxes					$18,702

See accompanying notes to the condensed consolidated financial statements following the balance sheets.

Albemarle Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In Thousands of Dollars) (Unaudited)

	Three Months Ended March 31,
	2005	2004
Cash and cash equivalents at beginning of year	$46,390	$35,173

Cash flows from operating activities:
Net income	24,319	13,607
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	29,045	21,566
Change in compensation payable in common stock and options	2,529	—
Working capital changes, net of the effects of acquisitions	(53,120)	11,023
Equity in (net income) losses of unconsolidated investments	(7,392)	13
Decrease (increase) in prepaid pension assets	614	(636)
Other, net	1,562	(388)

Net cash (used in) provided from operating activities	(2,443)	45,185

Cash flows from investing activities:
Capital expenditures	(18,801)	(8,398)
Acquisitions (e)	(10,277)	(600)
Investments in joint ventures and nonmarketable securities	(391)	(4,725)
Other	672	(460)

Net cash used in investing activities	(28,797)	(14,183)

Cash flows from financing activities:
Proceeds from issuance of senior notes	324,665	—
Proceeds from issuance of common stock	147,862	—
Proceeds from borrowings	68,533	7,965
Proceeds from exercise of stock options	2,295	3,499
Net receipt on treasury lock agreements	196	—
Repayments of long-term debt	(470,992)	(19,369)
Dividends paid to shareholders	(4,998)	(5,963)
Payment of financing costs	(2,306)	—
Purchases of common stock	—	(827)
Dividends paid to minority interest	—	(500)

Net cash provided from (used in) financing activities	65,255	(15,195)

Net effect of foreign exchange on cash and cash equivalents	(6,625)	(459)

Increase in cash and cash equivalents	27,390	15,348

Cash and cash equivalents at end of period	$73,780	$50,521

See accompanying notes to the consolidated financial statements.

Albemarle Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In Thousands of Dollars) (Unaudited)

	March 31, 2005	December 31, 2004
ASSETS
Cash and cash equivalents	$73,780	$46,390
Other current assets	768,371	701,020

Total current assets	842,151	747,410

Property, plant and equipment	2,091,106	2,064,585
Less accumulated depreciation and amortization	1,181,644	1,168,601

Net property, plant and equipment	909,462	895,984

Other assets and intangibles	751,761	799,351

	$2,503,374	$2,442,745

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities	$391,116	$373,746
Long-term debt	820,456	899,584
Other noncurrent liabilities	209,344	209,289
Deferred income taxes	210,890	248,751
Shareholders’ equity	871,568	711,375

	$2,503,374	$2,442,745

Notes (In Thousands of Dollars, Except Per Share Amounts):

(a)	Cost of goods sold includes foreign exchange transaction (losses) gains of ($375) and $392 for the three-month periods ended March 31, 2005, and 2004, respectively.
(b)	Special items for 2004 include a charge in the Fine Chemical segment totaling $4,507 ($2,871 after income taxes or seven cents per diluted share) for layoffs at the zeolite facility and associated SFAS No. 88 curtailment charges.
(c)	Interest and financing expenses include the January 2005 write-off of deferred financing expenses associated with the 364-day bridge loan that was converted to public debt totaling $1,386 ($883 net of income taxes, or two cents per diluted share).
(d)	Certain reclassifications have been made in the statement of segment results to conform to current presentation. Equity in net income (losses) of unconsolidated investments changes are now included in segment income.
(e)	On July 31, 2004, the Company completed the acquisition of the Akzo Nobel refinery catalysts business for approximately $763 million including expenses at applicable exchange rates. In the fourth quarter of 2004 and the first quarter of 2005, the Company adjusted the purchase price by approximately $23 million and $10 million, respectively, due primarily to payments to Akzo Nobel as part of the post-closing working capital adjustments. The acquisition was funded by a combination of a bridge loan and long-term financing.

Additional Information

It should be noted that net income excluding special items is a financial measure that is not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. It is presented here to exclude the impact of certain non-recurring items on our results. We believe this measure is more reflective of our operations, provides transparency to investors and enables period-to-period comparability of financial performance.

Reconciliation of other non-GAAP financial measures used by us from time to time can be found in the Investor Information section of our website at www.albemarle.com, under “Disclosure of Non-GAAP Financial Measures”.

	For the three months ended
In Thousands of Dollars, Except Per-Share Amounts	March 31, 2005				March 31, 2004
	As Reported	Special Items		Excluding Special Items	As Reported	Special Items		Excluding Special Items
Net sales	$509,965	$—		$509,965	$322,009	$—		$322,009

Cost of goods sold	(402,643)	—		(402,643)	(261,225)	—		(261,225)
Reduction in force adjustments	—	—		—	(4,507)	4,507	(b)	—
Selling, general and administrative expenses (including SFAS No.2 R&D)	(68,006)	—		(68,006)	(34,933)	—		(34,933)

Operating profit	39,316	—		39,316	21,344	4,507	(b)	25,851
Interest and financing expenses	(10,253)	1,386	(c)	(8,867)	(1,559)	—		(1,559)
Equity in net income (losses) of unconsolidated investments	7,392	—		7,392	(13)			(13)
Other (expense), net including minority interest	(996)	—		(996)	(1,070)	—		(1,070)

Income before income taxes	35,459	1,386		36,845	18,702	4,507		23,209

Income tax expense	(11,140)	(503	)(c)	(11,643)	(5,095)	(1,636	)(b)	(6,731)

Net income	$24,319	$883		$25,202	$13,607	$2,871		$16,478

Diluted earnings per share	$0.52	$0.02		$0.54	$0.32	$0.07		$0.39

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